Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated October 26, 2020 on the financial statements and financial highlights of Roumell Opportunistic Value Fund, a series of shares of beneficial interest in Starboard Investment Trust. Such financial statements and financial highlights appear in the August 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 28, 2020